Exhibit (10)(hhhh)

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), dated January 13, 2010, by and between The First American Corporation, a California corporation (the “Company”), and Frank V. McMahon (“Consultant”). The parties agree as follows:

1. Services. From the date hereof until November 30, 2011 (the “Term”), the Company has retained Consultant to provide, and Consultant agrees to provide, to the Company and its subsidiaries consulting services as reasonably requested by the Company (collectively, the “Services”), including, without limitation, those services as may be requested to transition employee, client, vendor and other relationships to employees of the Company or its subsidiaries and to complete transactions in which the Company or any of its subsidiaries are involved. Consultant shall report to the chairman of the board, the chief executive officer of the Company and their designees (each such individual a “Designated Representative”).

2. Independent Consultant. Consultant is not an employee or agent of the Company for any purpose. Consultant is an independent Consultant, and he is not eligible to participate in or receive any benefit from any benefit plan, program or other arrangement that may from time to time be available to employees of the Company including, but not limited to, any health, disability, or life insurance, vacation or holiday pay, sick leave, profit sharing or pension plans. The Company will not provide workers’ compensation coverage for Consultant. Consultant is solely responsible for payment of all applicable taxes and withholdings respecting all payments made under this Agreement, and for all claims, damages and/or lawsuits arising out of the acts of Consultant and Consultant’s employees and agents. The Company shall prepare and file a Form 1099 with respect to the payments made to the Consultant hereunder. Consultant does not have authority to obligate or bind the Company in any way, and he will not attempt to do so. The Company shall reimburse Consultant only for those expenses he incurs in connection with performing the Services that are pre-approved in writing by an officer of the Company. The Company is interested only in the results obtained by Consultant, who shall have sole control of the manner and means of performing under this Agreement.

3. Compensation. In consideration for the Services to be rendered by the Consultant hereunder the Company shall pay Consultant the total sum of $1,058,388.00, payable

(a) $50,000 on May 30, 2010 and

(b) provided Consultant has not breached Section 7 of this Agreement:

(i) $479,194.00 on November 30, 2010 and

(ii) $44,099.50 per month on the 30th day of each month (or if not a business day, the immediately preceding business day) commencing December 30, 2010, with the final payment to be paid on November 30, 2011.

4. Company Property. All access to and use of Company Property must comply with the Company’s policies and procedures, as defined by the Company from time to time.

Consultant agrees to vacate the Company’s facilities (if and to the extent Consultant has been provided access thereto) and return all Company Property (if and to the extent Consultant has been provided such property) immediately upon termination of this Agreement for any reason, or sooner upon request by the Company, and Consultant will pay for any damage to Company Property resulting from Consultant’s actions and omissions. Consultant will not use any Company Property for any purpose other than providing the Services, without the Company’s express prior written consent. For purposes of this Agreement, “Company Property” is the facilities, equipment and other property provided to Consultant for access and/or use in connection with providing the Services.

5. Performance. Consultant agrees to provide the Services with due diligence in compliance with applicable laws and regulations, and in accordance with the highest professional standards of practice in the industry. Consultant will report to and provide the Services in accordance with the instructions of the Designated Representative. The Company shall have no right to control Consultant in the method for performing the Services.

6. Non-Exclusivity of Services. Subject to Section 7, Consultant is free to pursue any and all outside activities and/or employment as Consultant desires, and Company acknowledges that Consultant will likely be involved in other business activities, contracting and/or employment.

7. Non-Compete and Non-Solicit. Section 6 of this Agreement notwithstanding, until November 30, 2010, Consultant will not, directly or indirectly, engage in or render any service of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that is, or has indicated an intention to be, a Competitor (as defined below); provided, for the avoidance of doubt, that this Section 7 shall not preclude Consultant from being employed by or rendering services as an advisor to investment banking or private equity firms so long as in the course of such employment or the rendering of such services Consultant does not, directly or indirectly, engage in or render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that is, or has indicated an intention to be, a Competitor. In accordance with this restriction, but without limiting its terms, Consultant will not:

(a) be employed by, serve as a director to, consult with or provide advice to or otherwise participate in the operations of any Competitor;

(b) solicit customers, business, patronage or orders for, or sell any products or services for any Competitor;

(c) divert, entice, or take away, or attempt to divert, entice or take away, any customers, business, patronage or orders of the Company and its subsidiaries for the benefit of or on behalf of any Competitor; or

(d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity that is a Competitor.

The Company’s sole remedy for a breach of this Section 7 shall be termination of the Company’s obligation to make further payments of any amount pursuant to Section 3(b) and, for the avoidance of doubt, the Company shall not be entitled to other monetary damages or injunctive relief in the event of any such breach. For the avoidance of doubt, a breach of this Section 7 shall not (i) constitute a breach of that certain Separation Agreement and General Release, dated as of even date herewith, between the Company and Consultant (the “Separation Agreement”), except to the extent that the activity resulting in a breach of this Section 7 would constitute a breach of the Separation Agreement by its terms, (ii) shall have no effect on the vesting of the Bonus RSUs or the Other RSUs granted to Consultant in 2007 (each as defined in the Separation Agreement), except to the extent that the activity resulting in a breach of this Section 7 would constitute a breach of the RSU Agreements (as defined in the Separation Agreement) by their terms, (iii) shall have no effect on the vesting of the Initial RSA (as defined in the Separation Agreement) and (iv) shall have no effect on the exercisability of the Initial Option (as defined in the Separation Agreement)

For purposes of this Section 7, “Competitor” means a person or entity that is engaged in, or has indicated an intention to be engaged in, any of the businesses described in the section captioned “The Information Solutions Group” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (including, without limitation, the subsections captioned as “Information and Outsourcing Solutions Segment”, “Data and Analytic Solutions Segment” and “Risk Mitigation and Business Solutions Segment”), excluding amendments to that section, if any, filed after November 30, 2009. The foregoing notwithstanding, no person or entity shall be deemed a “Competitor” as a result of engaging in activities in which the Company was not actually engaged in as of November 30, 2009.

In the event any executive vice president or higher officer of the Company has determined that Consultant has breached this Section 7, the Company will notify McMahon of such breach within 10 business days thereof.

8. Scope of Restricted Activities. For the purposes of Section 7, but without limitation thereof, Consultant will be in violation thereof if Consultant engages in any or all of the activities set forth therein directly as an individual on Consultant’s own account, or indirectly as a stockholder, partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of, or by virtue of the ownership by Consultant’s spouse, child or parent of any equity interest in, any firm, association, partnership, corporation or other entity engaging in any or all of such activities; provided, however, Consultant’s or Consultant’s spouse’s, child’s or parent’s ownership of less than one percent (1%) of the issued equity interest in any publicly traded corporation shall not alone constitute a violation of Section 7 of this Agreement.

9. Additional Covenants.

(a) Detrimental Activity. Until November 30, 2011, Consultant agrees to refrain from engaging in any Detrimental Activity (as defined below). For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during employment with the Company and/or its affiliates or during the Term relating to the business affairs of the Company or any such affiliates in breach of an express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Company or any of its affiliates to breach any of the terms of his or her employment with Company or its affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Company or any of its affiliates or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv) directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Company or any of its affiliates; or (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any of its affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Company or any of its affiliates, an unauthorized disclosure of any trade secret or confidential information of the Company or any of its affiliates or inducing any customer to breach a contract with the Company or any of its affiliates. For the avoidance of doubt, the Company and Consultant acknowledge and agree that competing with the Company and/or its affiliates, where such competition does not involve any of the activities described in the immediately preceding sentence of this Section 9(a), shall not constitute Detrimental Activity.

(b) Non-Solicitation. Until November 30, 2011, Consultant agrees to not directly or indirectly, disrupt, damage, impair or interfere with the Company’s or any of its affiliates’ business by raiding any of the Company’s or such affiliates’ employees or soliciting any of them to resign from their employment by the Company or any such affiliate.

10. Scope of Covenants. The Company and Consultant acknowledge that the time, scope, and other provisions of Sections 7, 8 and 9 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in such Sections to be reasonable and necessary for the protection of the interests of the Company, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each provision of such Sections shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

11. Trade Secrets and Confidential Information. Consultant acknowledges and agrees that he has learned, obtained, acquired, and become aware of, and will learn, obtain, acquire and become aware of information about the Company, its affiliates and their businesses, including, without limitation, unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, processes, inventions, patents, copyrights, trademarks and other intellectual property and intangible rights, legal matters, personal information regarding officers and other employees, and other business information (collectively referred to as “Confidential Information”). Consultant specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Consultant and whether compiled by the Company or any of its affiliates or by Consultant derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company and its affiliates to maintain the secrecy of such information, that such information is the sole property of the Company or an affiliate of the Company and that any retention and use of such information or rights by Consultant shall constitute a misappropriation of the Company’s or its affiliates’ trade secrets, rights or other property. Consultant agrees to refrain from disclosing any Confidential Information to any person, either orally or in writing, for any reason. Consultant acknowledges and agrees that any unauthorized disclosure of Confidential Information would cause irreparable harm to the Company and/or its affiliates (at such time or as of the date of this Agreement) and such conduct shall be subject to immediate injunctive relief.

12. Assignment. Consultant will not assign, transfer or subcontract any right in or obligation arising under this Agreement without the Company’s prior written consent. Any assignment in violation of this paragraph shall be void. This Agreement is binding on and will inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns.

13. General. If any provision of this Agreement is deemed unenforceable, such provision shall be severed from this Agreement and the remaining provisions will remain in full force and effect. This Agreement is governed by and will be interpreted in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof, or of any other State. No modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party. The failure of the Company to require performance by Consultant of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by the Company of a breach of any provision hereof by Consultant be taken or held to be a waiver of the provision itself. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and mergers and supercedes all prior agreements, discussions and writings with respect thereto.

14. Termination. Consultant may terminate this Agreement at any time upon delivery of written notice to the Company. Upon delivery of such notice, Consultant’s and the Company’s obligations hereunder, shall terminate and be of no further force and effect; provided, however, that Sections 4, 9, 11, 12, 13 and 14 of this Agreement shall survive any such termination.

BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND UNDERSTAND THE OBLIGATIONS IMPOSED BY THIS AGREEMENT. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE BY THE PARTIES OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

THE FIRST AMERICAN CORPORATION

By:	/s/ Kenneth D. DeGiorgio
Kenneth D. DeGiorgio
Senior Vice President

Dated: January 13, 2010

FRANK V. MCMAHON

/s/ Frank V. McMahon

Dated: January 13, 2010